Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Genentech Has Licensed Rights to Use

ImmunoGen’s TAP Technology with Therapeutic Antibodies to a Second Target

CAMBRIDGE, MA, April 28, 2005 — ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Genentech (NYSE: DNA) has licensed exclusive rights to use ImmunoGen’s Tumor-Activated Prodrug (TAP) technology with therapeutic antibodies to an undisclosed target. This license is in addition to the existing agreement between the companies that grants Genentech exclusive rights to use ImmunoGen’s technology with therapeutic antibodies to HER2.

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. The Company uses its TAP technology to develop its own products, and helps fund its product programs by selectively outlicensing its technology to other companies for use with their proprietary antibodies.

The license agreement announced today stems from a 2000 agreement between the companies that grants Genentech certain rights to test ImmunoGen’s TAP technology with Genentech’s therapeutic antibodies to specific targets. Under the agreement, Genentech must take a license for each target in order to use ImmunoGen’s technology to develop products with therapeutic antibodies to that target.

The license announced today provides Genentech with exclusive rights to use ImmunoGen’s maytansinoid TAP technology with its therapeutic antibodies to an undisclosed target. Under the terms defined in the 2000 agreement, ImmunoGen receives a $1 million license fee, and is entitled to receive milestone payments; ImmunoGen also is entitled to receive royalties on the sales of any resulting products.  Genentech is responsible for the development, manufacturing, and marketing of any products resulting from the license.

Mitchel Sayare, PhD, ImmunoGen Chairman and CEO, commented, “Genentech was the first company to license access to our TAP technology and has now become our first existing partner to license rights to a second target. We are delighted to expand our relationship with Genentech.”

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.